FOR IMMEDIATE RELEASE
---------------------

               COMMSCOPE REPORTS FOURTH QUARTER 2004 RESULTS
--------------------------------------------------------------------------------

HICKORY, NC -- (FEBRUARY 25, 2005) CommScope, Inc. (NYSE: CTV) today announced fourth quarter results for the period ended December 31, 2004, which includes results for the Connectivity Solutions business acquired in January 2004 from Avaya Inc. The Company reported sales of $295.6 million and a net loss of $7.1 million, or $0.13 per share, for the fourth quarter. The reported net loss includes special, after-tax charges of $9.1 million related to the organizational and cost-reduction initiatives at the Omaha, Nebraska manufacturing facility. Excluding this charge, adjusted earnings were $2.0 million, or $0.04 per diluted share. A reconciliation of reported GAAP earnings per share to adjusted results for the fourth quarter and calendar year is attached.

For the fourth quarter of 2003, CommScope reported sales of $153.7 million and a net loss of $17.2 million, or $0.29 per share. The fourth quarter 2003 earnings reflected after-tax equity in losses of OFS BrightWave, LLC of $20.9 million, or $0.35 per share.

"Fourth quarter results were mixed," stated Frank M. Drendel, CommScope Chairman and Chief Executive Officer. "Our sales were better than expected. However, as previously announced, ongoing cost pressures negatively affected our fourth quarter operating margin. We announced price increases and the restructuring of the Omaha manufacturing facility in the fourth quarter of 2004. During 2005, we intend to work diligently to offset higher costs and improve under-performing product lines."

Sales for the fourth quarter of 2004 rose 2.9% year over year on a pro forma basis. Below is a sales summary that reflects fourth quarter 2004 sales compared to the third quarter of 2004 and the fourth quarter of 2003 (pro forma). The pro forma sales information includes the historical results of the Connectivity Solutions business as operated and publicly reported by Avaya Inc. All subsequent year-over-year sales comparisons are made on a pro forma basis:

                                         ACTUAL      ACTUAL     PRO FORMA         $ CHANGE            % CHANGE
                                         FOURTH       THIRD      FOURTH           --------            --------
($ in millions)                          QUARTER     QUARTER     QUARTER          PRO FORMA           PRO FORMA
                                          2004        2004        2003          YOY      SEQ.       YOY        SEQ.
                                          ----        ----        ----          ---      ---        ---        ----
CABLE SEGMENT
-------------
  Broadband/Video                         $124.6      $124.8      $121.8       $2.8     -$0.2       2.3%      -0.2%
  LAN                                      $27.3       $30.1       $22.2       $5.1     -$2.8      23.0%      -9.3%
  Wireless/Other Telecom                   $11.0       $10.1        $9.8       $1.2      $0.9      12.2%       8.9%
                                          ------      ------      ------       ----     -----      -----      -----
  Subtotal Cable                          $162.9      $165.0      $153.8       $9.1     -$2.1       5.9%      -1.3%

CONNECTIVITY SOLUTIONS SEGMENT
------------------------------
   SYSTIMAX                               $114.6      $128.6       $99.6      $15.0    -$14.0      15.1%     -10.9%
   ExchangeMAX                             $11.8       $11.3       $18.0      -$6.2      $0.5     -34.4%       4.4%
   ICS                                     $14.3       $12.0       $20.6      -$6.3      $2.3     -30.6%      19.2%
                                          ------      ------      ------       ----     -----      -----      -----
   Subtotal Connectivity Solutions        $140.7      $151.9      $138.2       $2.5    -$11.2       1.8%      -7.4%

Intersegment eliminations                  -$8.0       -$7.8       -$4.6      -$3.4     -$0.2      73.9%       2.6%

--------------------------------------------------------------------------------------------------------------------
TOTAL COMMSCOPE NET SALES                 $295.6      $309.1      $287.4       $8.2    -$13.5       2.9%      -4.4%
--------------------------------------------------------------------------------------------------------------------


CommScope's Cable segment sales rose approximately 6% year over year to $162.9 million and increased in all major product categories. Broadband/Video sales rose year over year mainly due to strong international growth while Local Area Network (LAN) sales rose primarily due to strong project business. Cable segment sales decreased sequentially primarily due to lower UnipriseTM LAN sales, which is typical in the seasonally slower fourth quarter.

Strong SYSTIMAX(R) Solutions sales drove the year-over-year growth in the Connectivity Solutions segment. SYSTIMAX SolutionsTM sales increased approximately 15% year over year with solid domestic and international growth, but were substantially offset by lower sales of Integrated Cabinet Solutions (ICS) and ExchangeMAX(R) products. SYSTIMAX sales declined sequentially as expected in the traditionally slower fourth quarter.

Total international sales rose 21% year over year to $110.1 million or approximately 37% of total company sales.

"Our year-over-year sales growth reflects higher prices for most products, improved international business and continued expansion in the enterprise market, which includes SYSTIMAX sales from our Connectivity Solutions segment and Uniprise LAN sales from our Cable segment," noted Drendel.

Overall external orders booked in the fourth quarter of 2004 were $306.9 million. Cable segment orders were $152.3 million and Connectivity Solutions segment orders were $154.6 million.

OTHER FOURTH QUARTER 2004 HIGHLIGHTS
------------------------------------
     o SYSTIMAX Solutions introduced GigaSPEED(R) X10D, a revolutionary copper cabling system capable of supporting 10 Gigabit Ethernet. The Company believes that GigaSPEED X10D is the most advanced Unshielded Twisted Pair (UTP) cabling solution available and is the only "end-to-end" solution that:
          o Fully complies with the latest Institute of Electrical and Electronics Engineers (IEEE) 802.3an task force guidelines for 10GBASE-T,
          o Provides published guaranteed channel performance (not just cable) for short and long channels up to a full 100-meter, four-connector channel,
          o Has been tested and qualified in what is viewed as worst-case installation channel test configurations, known as the "6-around-1" cable configuration, and
          o Comes backed by a 20-year Extended Warranty and Applications Assurance.

     o Gross margin for the fourth quarter of 2004 rose to 22.8%, compared to 20.2% in the fourth quarter of 2003. Gross margin increased year over year primarily due to the acquisition of the Connectivity Solutions business.

     o Gross margin declined from the third quarter 2004 level of 25.2% primarily due to lower sales and manufacturing volumes, an unfavorable sales mix and higher material costs. Sales mix negatively affected gross margin sequentially in three key ways:
          1) a lower proportion of SYSTIMAX Solutions sales, which has above Company average gross margins; 2) the international/domestic sales mix; and 3) the product mix within SYSTIMAX Solutions. The Company also experienced higher sequential costs for plastics and other polymers as well as certain metals.

     o Total depreciation and amortization expense was $15.4 million for the fourth quarter of 2004, which included $3.8 million of intangibles amortization and deferred financing fee amortization of $0.7 million.

     o Net cash provided by operating activities in the fourth quarter of 2004 was $10.2 million, which included approximately $2.8 million in cash costs related to the previously announced organizational and cost-reduction initiatives at the Omaha facility.

     o    Capital spending for the fourth quarter of 2004 was $5.5 million.

COST REDUCTION AND ORGANIZATIONAL INITIATIVES
---------------------------------------------
Connectivity Solutions Manufacturing, Inc. (CSMI), an indirect, wholly-owned manufacturing subsidiary of CommScope, continues to implement the previously-announced organizational and cost-reduction initiatives at its Omaha facility. These initiatives are expected to be substantially in place by mid-year 2005. The primary components of the CSMI restructuring initiatives are: a) a reorganized management structure that creates more focused stand-alone management organizations for cable, apparatus and cabinets; b) re-engineered, simplified business practices and manufacturing processes; and c) a reduced number of management, production and support personnel. As a result of these initiatives, CommScope incurred approximately $14.2 million in pretax restructuring costs during the fourth quarter of 2004, which includes approximately $7.3 million of noncash costs, primarily equipment impairment. CSMI is also developing a plan for under-utilized real estate.

During the first half of 2005, the Company expects to recognize additional pretax restructuring costs of $4 to $6 million related to completing these initiatives. Annualized pretax savings resulting from the restructuring plan are projected to be $20 to $25 million once the initiatives are fully in place.

The 2.4 million square foot Omaha site is the largest production facility for SYSTIMAX, ExchangeMAX and ICS products. The facility was purchased from Avaya in conjunction with the acquisition of the Connectivity Solutions business on January 31, 2004.

FULL YEAR RESULTS
-----------------
CommScope reported sales of $1,152.7 million for calendar year 2004, and net income of $75.8 million, or $1.15 per diluted share. Our 2004 results include the net gain on the OFS BrightWave transaction with The Furukawa Electric Co., Ltd, charges related to the acquisition and restructuring of the Connectivity Solutions business as well as a loss on the early extinguishment of debt. Please see the attached reconciliation of reported GAAP earnings per share to adjusted results.

A sales summary for calendar years 2004 and 2003 is shown below. The pro forma information is presented as if Connectivity Solutions had been acquired on January 1, 2003 and 2004, respectively. The pro forma sales information includes the historical results of the Connectivity Solutions business for January 2004 and all of 2003 as operated and publicly reported by Avaya Inc.

                                                       PRO         PRO           $ CHANGE
 ($ in millions)                         ACTUAL       FORMA       FORMA         PRO FORMA
                                          2004        2004        2003        YOY          %
                                          ----        ----        ----        ---          -
CABLE SEGMENT
-------------
  Broadband/Video                        $479.5      $479.5      $449.5      $30.0        6.7%
  LAN                                    $114.3      $114.3       $93.8      $20.5       21.9%
  Wireless/Other Telecom                  $39.4       $39.4       $30.0       $9.4       31.3%
                                         ------      ------      ------      -----       -----
  Subtotal Cable                         $633.2      $633.2      $573.3      $59.9       10.4%

CONNECTIVITY SOLUTIONS SEGMENT
------------------------------
   SYSTIMAX                              $437.8      $453.6      $437.0      $16.6        3.8%
   ExchangeMAX                            $46.6       $50.2       $58.4      -$8.2      -14.0%
   ICS                                    $61.6       $69.4       $63.7       $5.7        8.9%
                                         ------      ------      ------      -----       -----
   Subtotal Connectivity Solutions       $546.0      $573.2      $559.1      $14.1        2.5%

Intersegment eliminations                -$26.5      -$28.0      -$20.1      -$7.9       39.3%

-----------------------------------------------------------------------------------------------
TOTAL COMMSCOPE NET SALES              $1,152.7    $1,178.4    $1,112.3      $66.1        5.9%
-----------------------------------------------------------------------------------------------


Gross margin for calendar year 2004 was 22.1% and operating margin was 0.5%, including special charges related to the acquisition and restructuring of Connectivity Solutions. Excluding these charges, adjusted gross margin was approximately 23.4% and adjusted operating margin was approximately 4.1%.

Cash flow from operations in 2004 was $108.3 million and reflects depreciation and amortization of $60.5 million. Capital spending was $13.2 million for the year and the Company ended 2004 with $177.3 million in cash and cash equivalents.

2005 FINANCIAL OUTLOOK
----------------------
"Looking ahead to 2005, we expect sales of $1.2-$1.3 billion, primarily driven by a modest increase in sales volume as well as price increases," said CommScope Executive Vice President and Chief Financial Officer Jearld
L. Leonhardt. "However, we think material and SG&A costs will be somewhat higher than our earlier projections.

"Based on this revenue outlook, we believe operating margins will rise to the 5.0%-5.5% level for the full calendar year 2005, excluding special charges. Operating margins are expected to be below our previous guidance of 6% primarily as a result of higher costs. Current analyst consensus estimates for the full year are generally in line with our revised 2005 expectations," Leonhardt said.

The Company also announced other financial guidance for calendar year 2005:
     o    Effective tax rate of approximately 28%-32%
     o    Depreciation and amortization of approximately $60 million
     o    Capital spending of approximately $30 million or less
     o    Working capital expected to grow with sales
     o Omaha restructuring cost of approximately $4-$6 million to complete the previously announced initiatives

"Historically, our sales and operating performance have been somewhat seasonal," noted Leonhardt. "Performance is typically weakest in the first and fourth quarters and strongest in third and second quarters. Consistent with this pattern, we expect the first quarter of 2005 to have the lowest sales and operating margin of the year with expected sales around $280-$300 million and operating margin in the 1%-2% range, excluding special charges.

"However, as expected sales volumes increase and we continue the Omaha restructuring program, we believe operating margins should improve significantly in the second and third quarters of 2005, assuming a relatively stable raw material environment," Leonhardt stated.

CONFERENCE CALL INFORMATION
---------------------------
CommScope plans to host a conference call today at 9:00 a.m. EST to discuss fourth quarter results. You are invited to listen to the conference call or live webcast with Frank Drendel, Chairman and CEO; Brian Garrett, President and COO; and Jearld Leonhardt, Executive Vice President and CFO.

To participate in the conference call, domestic and international callers should dial 212-676-4911. Please plan to dial in 10-15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the conference call will also be available via the Presentations page on CommScope's web site at http://phx.corporate-ir.net/phoenix.zhtml?c=101146&p=irol-presentations.

If you are unable to participate on the call and would like to hear a replay, you may dial 800-633-8284. International callers should dial +1-402-977-9140 for the replay. The replay ID is 21232100. The replay will be available through Thursday, March 3rd. A webcast replay will also be archived for a limited period of time following the conference call via the Internet on CommScope's web site.

ABOUT COMMSCOPE
---------------
CommScope (NYSE: CTV - http://www.commscope.com) is a world leader in the design and manufacture of 'last mile' cable and connectivity solutions for communication networks. Through our SYSTIMAX(R) SolutionsTM and Uniprise SolutionsTM brands we are the global leader in structured cabling systems for business enterprise applications. We are also the world's largest manufacturer of coaxial cable for Hybrid Fiber Coaxial applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with high-performance wired or wireless cabling solutions.

FORWARD-LOOKING STATEMENTS
--------------------------
This press release contains forward-looking statements regarding, among other things, the business position, plans, transition, outlook, margins, revenues, earnings, synergies and other financial items relating to CommScope, and integration and restructuring plans related to CommScope's acquisition of substantially all of the assets and certain liabilities of Connectivity Solutions ("the acquisition") that are based on information currently available to management, management's beliefs and a number of assumptions concerning future events. These forward-looking statements are identified, including, without limitation, by their use of such terms and phrases as "intends," "intend," "intended," "goal," "estimate," "estimates," "expects," "expect," "expected," "project," "projects," "projected," "projections," "plans," "anticipates," "anticipated," "should," "designed to," "foreseeable future," "believe," "believes," "think," "thinks" and "scheduled" and similar expressions. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause the actual results to differ materially from those currently expected. The potential risks and uncertainties that could cause actual results of CommScope to differ materially include, but are not limited to, the ability to recover higher material and transportation costs from our customers through price increases; the ongoing transition, integration and restructuring associated with the acquisition, including cost reduction plans at the Omaha, Nebraska site of Connectivity Solutions Manufacturing, Inc; the impact of purchase accounting adjustments; the challenges of achieving anticipated synergies; variability in the effective tax rate; the ability to retain qualified employees and existing business alliances; maintaining satisfactory relationships with employees; customer demand for our products, applications and services; post-closing adjustments in connection with acquisitions; expected demand from major domestic MSOs; telecommunications industry capital spending; ability to maintain successful relationships with our major distributors; industry consolidation; ability of our customers to secure adequate financing to fund their infrastructure projects or to pay us; product demand and industry excess capacity; changes or fluctuations in global business conditions; competitive pricing and acceptance of our products; changes in cost and availability of key raw materials, especially those that are available only from limited sources; possible future impairment charges for goodwill and other long-lived assets; industry competition and the ability to retain customers; possible impact of customer or supplier bankruptcy, reorganization or restructuring; our ability to obtain financing and capital on commercially reasonable terms; covenant restrictions and our ability to comply with covenants in our debt agreements; ability to timely comply with Section 404 of the Sarbanes-Oxley Act and related regulations; successful operation of our vertical integration activities; successful expansion and related operation of our facilities; achievement of sales, growth and earnings goals; ability to achieve reductions in costs; ability to retain and attract key personnel; developments in technology; intellectual property protection; product performance issues and associated warranties; regulatory changes affecting us or the industries we serve; any changes required by the Securities and Exchange Commission in connection with its review of our public filings; acquisition activities and the ability to integrate acquisitions; the accounting and financial reporting impact of our stock options and convertible debt; environmental issues; terrorist activity or armed conflict; political instability; major health concerns and other factors; and any statements of belief and any statements of assumptions underlying any of the foregoing. For a more complete description of factors that could cause such a difference, please see CommScope's filings with the Securities and Exchange Commission. In providing forward-looking statements, the Company does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.

CONTACTS:
PHIL ARMSTRONG               BETSY LAMBERT, APR
INVESTOR RELATIONS           MEDIA RELATIONS
(828) 323-4848               (828) 323-4873
                                    ####

                                                     COMMSCOPE, INC.

                                     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED -- IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                    Three Months Ended            Twelve Months Ended
                                                                       December 31,                  December 31,
                                                              ----------------------------  ----------------------------
                                                                   2004           2003           2004           2003
                                                              -------------  -------------  -------------  -------------

Net sales                                                        $ 295,596      $ 153,747    $ 1,152,696      $ 573,260
                                                              -------------  -------------  -------------  -------------

Operating costs and expenses:
   Cost of sales                                                   228,331        122,664        897,881        458,620
   Selling, general and administrative                              53,820         22,970        193,057         85,702
   Research and development                                          8,928          1,634         29,336          6,164
   Impairment charges for fixed assets                                   -              -              -         31,728
   In-process research and development charges                           -              -          3,984              -
   Acquisition-related transition and startup costs                     93              -          8,289              -
   Restructuring costs                                              14,243              -         14,243              -
                                                              -------------  -------------  -------------  -------------
       Total operating costs and expenses                          305,415        147,268      1,146,790        582,214
                                                              -------------  -------------  -------------  -------------

Operating income (loss)                                             (9,819)         6,479          5,906         (8,954)
Other income (expense), net                                             96            590           (186)           799
Loss on early extinguishment of debt                                     -              -         (5,029)             -
Interest expense                                                    (2,268)        (2,048)        (9,600)        (8,596)
Interest income                                                        867            781          2,601          2,762
                                                              -------------  -------------  -------------  -------------

Income (loss) before income taxes, equity in losses of OFS
   BrightWave, LLC and net gain on OFS BrightWave, LLC
   transaction                                                     (11,124)         5,802         (6,308)       (13,989)
Income tax benefit (expense)                                         4,052         (2,148)         7,019          5,174
                                                              -------------  -------------  -------------  -------------

Income (loss) before equity in losses of OFS BrightWave,
   LLC and net gain on OFS BrightWave, LLC transaction              (7,072)         3,654            711         (8,815)
Equity in losses of OFS BrightWave, LLC, net of tax                      -        (20,888)        (1,393)       (61,745)
Net gain on OFS BrightWave, LLC transaction, net of tax                  -              -         76,437              -
                                                              -------------  -------------  -------------  -------------

Net income (loss)                                                $  (7,072)     $ (17,234)   $    75,755      $ (70,560)
                                                              =============  =============  =============  =============


Net income (loss) per share:

   Basic                                                         $   (0.13)     $   (0.29)   $      1.32      $   (1.19)
   Assuming dilution (a)                                         $   (0.13)     $   (0.29)   $      1.15      $   (1.19)

Weighted average shares outstanding:

   Basic                                                            54,384         59,265         57,353         59,231
   Assuming dilution (a)                                            54,384         59,265         67,685         59,231


(a) Calculation of net income (loss) per share, assuming dilution:

       Net income (loss) (basic)                                 $  (7,072)     $ (17,234)   $    75,755      $ (70,560)
       Convertible debt add-back (b)                                     -              -          2,049              -
                                                              -------------  -------------  -------------  -------------
            Numerator (assuming dilution)                        $  (7,072)     $ (17,234)   $    77,804      $ (70,560)
                                                              =============  =============  =============  =============

       Weighted average shares (basic)                              54,384         59,265         57,353         59,231
       Dilutive effect of:

         Stock options (c)                                               -              -          1,476              -
         Convertible debt (b)                                            -              -          8,856              -
                                                              -------------  -------------  -------------  -------------
            Denominator (assuming dilution)                         54,384         59,265         67,685         59,231
                                                              =============  =============  =============  =============

(b) In March 2004, the Company issued $250 million of 1% convertible senior subordinated debentures due 2024, which are convertible into shares of common stock at a conversion rate of 45.9770 shares per $1,000 principal amount representing a conversion price of $21.75 per share. These debentures are convertible into shares of CommScope common stock under specific circumstances as described in the Company's Form 10-Q for the period ended September 30, 2004. For the three months ended December 31, 2004, the debentures were antidilutive as a result of the net loss during such period and therefore were excluded from the calculation of net loss per share, assuming dilution.

(c) For the three months ended December 31, 2004 and 2003 and the twelve months ended December 31, 2003, stock options were antidilutive as a result of the net loss during such period and were therefore excluded from the calculation of net loss per share, assuming dilution.


                                       COMMSCOPE, INC.
                            CONDENSED CONSOLIDATED BALANCE SHEETS
                         (UNAUDITED -- IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                        December 31,     December 31,
                                                                            2004             2003
                                                                      --------------   --------------
                                            ASSETS

Cash and cash equivalents                                               $   177,251        $ 206,038
Accounts receivable, less allowance for doubtful accounts of
   $12,761 and $12,145, respectively                                        122,612           69,461
Inventories                                                                 108,342           32,723
Prepaid expenses and other current assets                                    13,244            8,389
Deferred income taxes                                                        26,644           14,061
                                                                      --------------   --------------
       Total current assets                                                 448,093          330,672

Property, plant and equipment, net                                          311,453          176,290
Goodwill                                                                    151,384          151,368
Other intangibles, net                                                       82,315            6,330
Deferred income taxes                                                        17,341           44,756
Advances to OFS BrightWave, LLC                                                  --           13,361
Other assets                                                                 19,993           17,004
                                                                      --------------   --------------
       Total Assets                                                     $ 1,030,579        $ 739,781
                                                                      ==============   ==============

                             LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                                        $    52,898        $  14,659
Other accrued liabilities                                                    90,775           35,377
Current portion of long-term debt                                            13,000               --
                                                                      --------------   --------------
       Total current liabilities                                            156,673           50,036

Long-term debt                                                              297,300          183,300
Pension and postretirement benefit liabilities                               90,620           24,560
Other noncurrent liabilities                                                 36,523           26,179
                                                                      --------------   --------------
       Total Liabilities                                                    581,116          284,075

Commitments and contingencies

Stockholders' Equity:

   Preferred stock, $.01 par value; Authorized shares:  20,000,000;
     Issued and outstanding shares:  None at December 31, 2004 and
     December 31, 2003                                                           --                --
   Common stock, $.01 par value; Authorized shares:  300,000,000;
     Issued shares, including treasury stock: 64,687,745 at
     December 31, 2004 and 61,861,376 at December 31, 2003;
     Issued and outstanding shares: 54,487,745 at December 31, 2004
     and 59,318,276 at December 31, 2003                                        647              619
   Additional paid-in capital                                               432,839          384,889
   Retained earnings                                                        166,710           90,955
   Accumulated other comprehensive loss                                      (5,198)          (7,533)
   Treasury stock, at cost: 10,200,000 shares at December 31, 2004
     and 2,543,100 at December 31, 2003                                    (145,535)         (13,224)
                                                                      --------------   --------------
       Total Stockholders' Equity                                           449,463          455,706
                                                                      --------------   --------------
       Total Liabilities and Stockholders' Equity                       $ 1,030,579        $ 739,781
                                                                      ==============   ==============


                                       COMMSCOPE, INC.
                       CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (UNAUDITED -- IN THOUSANDS)

                                                                    Twelve Months Ended
                                                                        December 31,
                                                               -----------------------------
                                                                   2004            2003
                                                               -------------   -------------

OPERATING ACTIVITIES:
Net income (loss)                                                $ 75,755       $ (70,560)
Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation and amortization                                  60,534          34,162
    In-process research and development charges                     3,984              --
    Gain on OFS BrightWave, LLC transaction, pretax              (132,425)             --
    Impairment of note receivable from OFS BrightWave,
       LLC, pretax                                                 11,098              --
    Equity in losses of OFS BrightWave, LLC, pretax                 2,258          98,174
    Impairment charges for fixed assets                                --          31,728
    Restructuring costs related to fixed asset impairment
       and curtailment                                              7,332              --
    Proceeds from assignment of receivables                            --          12,524
    Deferred income taxes                                          14,104         (36,619)
    Tax benefit from stock option exercises                         2,387             180
    Changes in assets and liabilities                              63,321          21,855
                                                             -------------   -------------
Net cash provided by operating activities                         108,348          91,444

INVESTING ACTIVITIES:
    Additions to property, plant and equipment                    (13,211)         (5,322)
    Acquisition of Connectivity Solutions                        (292,765)         (2,141)
    Proceeds from disposal of fixed assets                          5,678             763
                                                             -------------   -------------
Net cash used in investing activities                            (300,298)         (6,700)

FINANCING ACTIVITIES:
    Proceeds from issuance of long-term debt                      100,000              --
    Principal payments on long-term debt                          (50,500)             --
    Proceeds from issuance of convertible debentures              250,000              --
    Repayment of convertible notes                               (172,500)             --
    Proceeds from issuance of stock                                32,853              --
    Long-term financing costs                                     (10,730)         (1,901)
    Proceeds from exercise of stock options                        13,238           1,169
                                                             -------------   -------------
Net cash provided by (used in) financing activities               162,361            (732)

Effect of exchange rate changes on cash                               802           1,924
                                                             -------------   -------------

Change in cash and cash equivalents                               (28,787)         85,936
Cash and cash equivalents, beginning of period                    206,038         120,102
                                                             -------------   -------------
Cash and cash equivalents, end of period                        $ 177,251       $ 206,038
                                                             =============   =============

                                 COMMSCOPE
       RECONCILIATION OF GAAP EARNINGS PER SHARE TO ADJUSTED RESULTS
                   FOURTH QUARTER AND CALENDAR YEAR 2004
                                 UNAUDITED

                                                           FOURTH     CALENDAR
                                                          QUARTER         YEAR
                                                             2004         2004
                                                             ----         ----
GAAP RESULTS REPORTED                                      ($0.13)       $1.15

Special items:
     Gain on OFS BrightWave, LLC transaction                    -       ($1.13)
     Impact of purchase accounting adjustments                  -        $0.15
     Acquisition-related in-process research &
       development                                              -        $0.04
     Acquisition-related transition & startup                   -        $0.09
     Loss on early extinguishment of debt                       -        $0.05
     Tax benefit from prior period loss                         -       ($0.02)
     Omaha restructuring costs                              $0.17        $0.13
                                                            -----        -----
Total special items                                         $0.17       ($0.69)

ADJUSTED RESULTS                                            $0.04        $0.46

Share reconciliation (millions of shares):
  Basic Shares                                             54.384       57.353
    Stock Options                                           1.444        1.476
    Convertible Debt, due 2024                       antidilutive        8.856
  Diluted Shares                                           55.828       67.685


CommScope management believes that presenting earnings per share information excluding special after-tax items noted above, principally relating to the OFS BrightWave, LLC transaction and CommScope's acquisition and restructuring of the Connectivity Solutions business provides meaningful information to investors because the adjusted results eliminate special charges which are not related to CommScope's ongoing operations, and therefore allows investors to more easily compare results period to period.